Ex-99.j.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment to Registration Statement No. 333-123467 on Form N-1A of our report dated May 23, 2024, relating to the financial statements and financial highlights of Mercer US Small/Mid Cap Equity Fund, Mercer Emerging Markets Equity Fund, Mercer Global Low Volatility Equity Fund, Mercer Non-US Core Equity Fund, Mercer Core Fixed Income Fund, Mercer Opportunistic Fixed Income Fund, and Mercer Short Duration Fixed Income Fund, each a series of Mercer Funds, appearing in the Annual Report on Form N-CSR of Mercer Funds for the year ended March 31, 2024, and to the references to us under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Boston, Massachusetts
July 26, 2024